EXHIBIT 99.1

News Release

Torchmark Corporation • 2001 Third Avenue South • Birmingham, Alabama 35233

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS 6% INCREASE IN

NET INCOME PER SHARE AND 9% IN NET OPERATING INCOME PER SHARE

FOR THE FIRST QUARTER 2003

Birmingham, Alabama, April 22, 2003—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended
March 31, 2003, net income was $.85 per share ($101 million), a 6% per share increase compared with $.80 per share ($98 million) for the year-ago quarter. Net operating income for the first quarter of 2003 was $.93 per share ($110 million), a 9% per share increase compared with $.85 per share ($105 million) for the year-ago quarter. A reconciliation between net income and net operating income follows.

FINANCIAL SUMMARY

(dollars in millions, except per share data)

	Per Share Quarter Ended March 31,			Quarter Ended March 31,
	2003	2002	% Chg.	2003	2002	% Chg.
Insurance Underwriting Income*	$.78	$.73	7	$91.6	$89.5	2
Excess Investment Income*	.67	.59	14	79.0	72.8	8
Other	(.03)	(.03)		(3.5)	(4.3)
Income Tax	(.48)	(.43)	12	(57.1)	(53.2)	7

Net Operating Income**	$.93	$.85	9	$110.0	$104.8	5
Realized Losses, Net of Tax
Investments	(.07)	(.01)		(8.1)	(1.1)
Valuation of Interest Rate Swaps	(.01)	(.05)		(1.3)	(5.6)

Net Income	$.85	$.80		$100.6	$98.2
Weighted Average Diluted Shares Outstanding (000)	117,784	122,918

* See definitions in the discussions below and in the Torchmark 2002 SEC form 10K.

** Net Operating Income is the economic measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company. It is equivalent to the after-tax sum of the pretax measures of profit and loss for each of the reportable operating segments. It differs from Net Income primarily because it excludes certain non-operating items, nonrecurring items and discontinued operations which are included in Net Income. Net Operating Income is a measure commonly used in the life insurance industry.

HIGHLIGHTS – comparing first quarter 2003 with first quarter 2002:

•	Life insurance sales grew 14%. Direct Response led life sales with $37 million of annualized premium, up 28%.
•	American Income also continued double-digit life sales growth with an 18% increase to $23 million of annualized premium sold.
•	Non-Medicare supplemental health sales grew 53% to $29 million, while Medicare supplement sales declined 37% to $20 million. As a result, total health insurance sales declined 3% to $48 million.
•	Total life underwriting margin (before administrative expenses) grew 9% to $79 million and the life underwriting margin as a percent of premium was 25%, up 1%.
•	Excess Investment Income of $79 million grew 8%, in part due to a 14% decline in financing costs.
•	The Company continued its on-going share repurchase program by acquiring 2.2 million shares at a cost of $77 million.

INSURANCE OPERATIONS – comparing the first quarter 2003 with the first quarter 2002:

Premium Revenue

Total premium revenue increased 3% to $590 million. Life premium revenue increased 7% to $321 million. Health premium revenue remained flat at $262 million as sales of Medicare supplements remain under pressure. The Company is implementing single-digit Medicare supplement rate increases for 2003, the first year since 1996 that the Company has not needed double-digit rate increases on these policies. This may result in fewer rate-increase related lapses and a better competitive sales environment later in the year.

Annuity premium revenue declined 28% to $8 million. Torchmark’s annuities are predominantly variable annuity contracts. Customers’ interest in equity investments has declined and Torchmark’s former distributor has moved many Torchmark variable annuity customers to another carrier. Torchmark previously announced it would not emphasize the variable annuity market, preferring the life insurance business. The separate account assets on the consolidated balance sheet were down 32% compared to the year-ago quarter, but had declined only 5% ($89 million) since year-end 2002. Of the decline since year-end, 82% of the net decline was the result of surrenders. Market value decline contributed 12% of the net separate account balance decline during the quarter.

Annualized life premium in force at March 31, 2003, was $1.4 billion, an increase of 7%, and annualized health premium in force was $1.0 billion, the same as a year ago.

Insurance Underwriting Income

Insurance underwriting income is management’s measure of the pretax underwriting income of the Company’s life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting income rose 2% to $92 million. The life underwriting margin (before administrative expenses) increased 9% and was 25% of premium revenue, up 1% from the year-ago quarter. American Income was the leading contributor to life underwriting margin with $22 million, up 12%, followed closely by Direct Response with $21 million, up 10%. Health underwriting margin (before administrative expenses) declined 3% to $43 million and was 16% of premium, down 1%. Administrative expenses were $34 million, compared with $31 million for the year-ago quarter, but as a percent of premium, increased less than 1% to 6% of premium. Insurance underwriting results are summarized in the following chart:

	Insurance Net Underwriting Income (dollars in millions, except per share data)
	Quarter Ended March 31, 2003	% of Premium	Quarter Ended March 31, 2002	% of Premium	% Change
Underwriting Income before Administrative Expenses
Life	$79.3	25	$72.4	24	9
Health	42.6	16	43.7	17	(3)
Annuity	2.2		3.7		(41)

	124.1		119.9
Other Income	1.0		.9
Administrative Expenses	(33.5)		(31.3)		7

Insurance Net Underwriting Income	$91.6		$89.5		2
Per Share	$.78		$.73		7

Sales

Total insurance sales were $136 million of annualized premium, a 7% increase. Total life insurance sales of $88 million were up 14%. The Direct Response unit continued as the largest writer of new life insurance sales with $37 million, a 28% increase. American Income also continued with double-digit life sales growth of $23 million, an 18% increase, while the Military distribution unit had double-digit growth of 12% with $6 million.

Total health insurance sales decreased 3% to $48 million, of which $20 million (41%) were Medicare supplements. Medicare supplement sales declined 37%, continuing the declining trend that began in the second quarter of 2001. This period of declining Medicare supplement sales has been reflective of the decline in the market as the number of involuntary HMO disenrollments declined, and competitive pressures increased as Torchmark implemented double-digit rate increases while some competitors were slower to raise their rates. As discussed earlier, due to smaller 2003 Medicare supplement rate increases by the Company, competitive rate pressures for Medicare supplements are expected to ease somewhat later in 2003.

The UA Independent Agency, the largest writer of health insurance for Torchmark, had health sales of $24 million during the quarter, an increase of 4%, of which about 65% were limited benefit supplemental health plans sold to people under age 65. The remaining sales were Medicare supplements, up slightly from the fourth quarter of 2002, but 30% below a year ago. Health sales at the UA Branch Office, the Company’s second largest writer of health insurance, declined 16% to $17 million, as about 50% of this unit’s sales came from Medicare supplements. This agency is also increasing sales of non-Medicare supplements as it also diversifies its target market.

INVESTMENTS – comparing the quarter ended March 31, 2003, to the year-ago quarter:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income on a tax-equivalent basis, where the yield on tax-exempt securities is adjusted to produce the equivalent pretax yield, reduced by required interest. Required interest consists of the interest costs credited to net policy liabilities and the net financing costs. Net financing costs include interest payable on debt and dividends payable on trust preferred securities, offset by the income from interest rate swap agreements.

Excess investment income was $79 million, compared with $73 million, an 8% increase, or a 14% increase on a per-share basis, as detailed in the following chart:

	Quarter Ended
	March 31, 2003	March 31, 2002
	(dollars in millions, except per share data)		% Change
Investment Income	$135.4	$128.2
Tax Equivalent Adjustment	.9	1.0

Tax Equivalent Investment Income	136.3	129.2	6

Required Interest:
Interest Credited on Net Policy Liabilities	(49.8)	(47.5)	5
Net Financing Costs:
Interest on Debt	(11.1)	(11.7)
Trust Preferreds Dividend*	(2.9)	(2.9)
Income from Interest Rate Swaps	6.4	5.7

Total Net Financing Costs	(7.6)	(8.9)	(14)

Total Required Interest	(57.4)	(56.4)	2

Excess Investment Income	79.0	72.8	8
Per Share	$.67	$.59	14

* This presentation differs from GAAP reporting where dividends paid on Trust Preferred Securities are stated on an after-tax basis.

Financing costs were $8 million, down 14%. The decline was primarily attributable to the almost $1 million increase in cash settlements received from interest rate swap agreements. Under these agreements, the Company’s fixed interest expense obligations are converted to floating rates. While the cash settlements from these agreements are reflected in net operating income, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e. the present value of the estimated future cash settlements) on the balance sheet. The quarterly change in the market value is recognized as a “non-cash” capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled termination dates, at which time their market value and the cumulative capital gains and losses recorded will be $0. At March 31, 2003, the cumulative realized gains were $23 million, net of tax.

Investment Portfolio Composition at March 31, 2003:

At March 31, 2003, the market value of Torchmark’s fixed maturity portfolio was $7.4 billion, $423 million higher than amortized cost. At amortized cost, 90% of fixed maturities were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 92% of total invested assets, earned 7.47%, the same as a year ago. Acquisitions of fixed maturity investments totaled $271 million, with an average yield of 7.40%.

Write-down of Investment in Bonds

Net realized capital losses from investments, excluding interest rate swaps, were $8 million after tax for the quarter, compared with net realized losses of $1 million in the year-ago quarter. The 2003 losses are comprised of a write-down of bonds of $6 million and losses on the sale of other investments of $2 million. At March 31, 2003, the book value of certain bonds was written down from $16 million to $7 million resulting in the after tax loss of $6 million.

SHARE REPURCHASE – during the quarter ended March 31, 2003:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 2.2 million shares of Torchmark Corporation common stock for a total cost of $77 million ($35.28 average cost per share). At March 31, 2003, there were 116.1 million Torchmark shares outstanding, 116.4 million on a diluted basis.

OTHER FINANCIAL INFORMATION for the quarter ended March 31, 2003:

FAS 115 requires the adjustment of fixed maturities available for sale to fair market value. Without the FAS 115 adjustment, these assets would be reported at book value. This adjustment includes the unrealized changes in fair market value of these assets due to interest rate fluctuations. Torchmark management and many industry analysts prefer to view the financial ratios and balance sheet information shown below without the distortions of the FAS 115 adjustment; therefore, we have presented this data both with and without the FAS 115 adjustment.

	GAAP		Excluding FAS 115 ADJ.
	Quarter Ended March 31,		Quarter Ended March 31,
	2003	2002	2003	2002
Net Income as a Return on Equity	13.9%	15.8%	—	—
Net Operating Income as a Return on Equity	—	—	16.5%	16.6%

	At March 31,		At March 31,
	2003	2002	2003	2002
Total Assets (in millions)	$12,616	$12,284	$12,216	$12,392
Shareholder Equity (in millions)	$2,942	$2,479	$2,682	$2,549
Book Value Per Share	$25.28	$20.23	$23.04	$20.80
Debt to Capital Ratio Treating Trust
Preferred Securities as Debt	23.7%	27.1%	25.4%	26.6%

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its first quarter 2003 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) today, April 22, 2003. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls.” Supplemental financial reports will be available April 22 on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

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Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life and Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. American Income Life is nationally recognized for providing supplemental life insurance to labor union members.

For additional information contact:	Joyce Lane Vice President, Investor Relations Phone: 972/569-3627 Fax: 972/569-3696 jlane@torchmarkcorp.com Website: www.torchmarkcorp.com